ISCO International Reports Record Revenue, Net Operating Income and Positive Cash Flow in Its Financial Results for the Third Quarter 2006

ELK GROVE VILLAGE, IL -- 10/26/2006 -- The third quarter of 2006 continued the trend of significant improvement in business results for ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, Chief Executive Officer John Thode announced. ISCO posted higher revenue through September 2006 than had been achieved during all of 2005.

Thode added that 2005 had seen the best four revenue quarters in company history, now exceeded twice in 2006 and on a cumulative basis with a quarter remaining in the year. Third quarter performance included a positive net income from operations and a positive contribution to overall cash flow of $0.5 million (see non-GAAP measure discussion below). He also announced progress in several areas that should further strengthen ISCO's competitive position in 2007.

Third Quarter

ISCO International's revenue for the third quarter of 2006 more than tripled to $6.4 million from $2.0 million in third quarter of 2005. ISCO entered the fourth quarter with approximately $1 million in order backlog, as compared to negligible backlog at the same point last year. Net loss for the third quarter 2006 improved by approximately 70 percent to $0.2 million from the $0.6 million loss of the third quarter 2005.

Excluding non-cash items, third quarter 2006 showed a profit of $0.5 million. Of the $0.2 million in third quarter net loss, non-cash items (including certain equity related compensation charges, depreciation and amortization, and accrued interest) accounted for $0.7 million, or $0.5 million more than the entire net loss (see non-GAAP discussion measure below).

Product gross margins remained consistent at 40% for the third quarter and first nine months of 2006. While still far higher than industry standards, margins were below the 62% achieved during the third quarter 2005 and 50% for the first nine months of 2005.

For the nine months ended September 30, 2006, revenue was $11.2 million, up from $7.8 million for the same period of 2005, with a net loss of $3.1 million and $1.9 million, respectively. The combination of non-cash items including certain equity-related compensation charges, patent-related expenses, depreciation and amortization and accrued interest was approximately $1.8 million for each nine month period.

"We have previously shared the expectation that the first half of 2006 would be similar to prior performance, with the second half accelerating to a higher level," Thode said. "With the Company's strong Q3 revenue growth we covered all of our operating and development costs, plus a portion of our financing costs, and generate a positive cash flow -- all during a time of significant challenge for many in the industry."

Looking beyond the end of 2006, Thode said that the Company is continuing to execute the strategic plan it put in place 18 months ago. The plan called for significantly expanding the Company's customer touch points to identify and target specific growth opportunities in its core 'customized' RF after-markets products segment while simultaneously developing a highly differentiated and defensible portfolio of software-controlled, digital adaptive interference management products.

Thode added, "We have shared our expectations that this strategy would enable us to significantly grow the Company's top and bottom line over the next several years and it is exciting to begin to see the results. While it will continue to be an ongoing balance, through the end of 2007, to achieve our sequential growth objective while simultaneously investing to complete the transformation of our business, we believe we have demonstrated in Q3 that we are up to the challenge."

Investor Call

ISCO will hold its quarterly conference call on Thursday, October 26th at 5:00 pm eastern. To participate in the call domestically, dial 1-800-374-0113. International callers should dial 1-706-758-9607. The conference name is "ISCO." The call will be replayed for 30 days at 1-800-642-1687 (or 1-706-645-9291 for international callers), with a pass code of 9399407#.

Following opening comments, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions. A copy of the webcast link will be provided at www.iscointl.com and is copied below.

Webcast: http://www.b2i.us/external.asp?b=826&id=32477&from=du&L=e

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measure: GAAP net income excluding non-cash charges for patent amortization, depreciation and other amortization, equity compensation, and accrued interest expense. We present this non-GAAP financial measure as a supplement in reporting our financial results to provide investors with an additional tool to evaluate our operating results. This non-GAAP financial measure should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses the above non-GAAP financial measure internally to understand, manage and evaluate our business, particularly on a cash flow basis. Our management believes it is useful for itself and investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense for example, and the non-GAAP measure which excludes this item, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods. This non-GAAP measure is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends. Our management believes this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management sets operating plans and is evaluated on both net result as well as cash flow and EBITDA (earnings before interest, taxes, depreciation and amortization), and thus uses this non-GAAP measure internally on a regular basis.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K and in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on August 14, 2006. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

                                                Three Months Ending
                                           September 30,   September 30,
                                               2006           2005
                                           -------------   -------------
                                                     UNAUDITED

    Net sales                              $   6,433,000   $   2,037,000
    Costs and expenses:
      Cost of sales                            3,850,000         772,000

      Research and development                   452,000         420,000
      Selling and marketing                      989,000         450,000
      General and administrative               1,094,000         824,000
                                           -------------   -------------
    Total costs and expenses                   6,385,000       2,467,000

    Operating income/(loss)                $      48,000   $    (430,000)

    Other income (expense):
      Interest income                             46,000          29,000
      Interest expense                          (261,000)       (196,000)
                                           -------------   -------------
    Total other income (expense)           $    (215,000)  $    (167,000)

    Net loss                               $    (167,000)  $    (596,000)

    Basic and diluted loss per common
     share                                 $       (0.00)  $       (0.00)

    Weighted average number of common
     shares outstanding                      186,105,000     176,030,000

                                                Nine Months Ending
                                           September 30,  September 30,
                                               2006           2005
                                           -------------   -------------
                                                     UNAUDITED

    Net sales                              $  11,205,000   $   7,815,000
    Costs and expenses:
      Cost of sales                            6,739,000       3,888,000
      Research and development                 1,390,000       1,321,000
      Selling and marketing                    2,472,000       1,262,000
      General and administrative               3,154,000       2,588,000
                                           -------------   -------------
    Total costs and expenses                  13,755,000       9,059,000

    Operating loss                         $  (2,550,000)  $  (1,244,000)

    Other income (expense):
      Interest income                             98,000          37,000
      Interest expense                          (646,000)       (682,000)
                                           -------------   -------------
    Total other income (expense)           $    (548,000)  $    (645,000)

    Net loss                               $  (3,098,000)  $  (1,889,000)

    Basic and diluted loss per common
     share                                 $       (0.02)  $       (0.01)

    Weighted average number of common
     shares outstanding                      184,705,000     167,159,000

Selected Balance Sheet Information:         (unaudited)
                                           September 30,    December 31,
                                               2006            2005
                                           -------------   -------------

    Cash and equivalents                   $   4,173,000   $   3,486,000
    Working Capital excl. Debt             $  10,253,000   $   6,397,000
    Total Assets                           $  27,468,000   $  22,906,000
    Debt, short term and long term,
     including related accrued interest    $  16,167,000   $  10,520,000
    Stockholders' Equity                   $   8,720,000   $  10,531,000

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com